Exhibit 99.1

JOSEPH MARSH ELECTED TO TIX CORPORATION’S BOARD OF DIRECTORS

Studio City, Calif. – July 13, 2009 Tix Corporation (NASDAQ: TIXC), a leading integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events, announced today that Joseph Marsh, a producer and promoter of concerts, theatre and family entertainment worldwide was elected to its board of directors.

“Joe’s more than 20 years experience as a producer and presenter of family entertainment will be an important resource to us at the Board level,” said Mitch Francis, President and Chief Executive Officer of Tix Corporation. “As Co-CEO of our live entertainment business, he has been instrumental in integrating that business with our ticketing and merchandising businesses and we look forward to his continued guidance and advice as a member of our Board.”

Mr. Marsh has produced shows such as Magic of David Copperfield, Michael Flatley’s Lord of the Dance, Jesus Christ Superstar and Mannheim Steamroller. He has been actively involved in the growth and development of the Company’s live entertainment business, as Co-Chief Executive Officer of Tix Productions, Inc., a wholly owned subsidiary of the Company. Mr. Marsh, in partnership with Mr. Lee D. Marshall, co-founded Magic Arts and Entertainment, LLC (“Magic”), which was acquired by the Company in February, 2008.  Mr. Marsh was a shareholder of Tix Corporation prior to its acquisition of Magic and presently owns approximately 15% of the Company’s common stock.

About TIX Corporation

Tix Corporation is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates six prime locations in Las Vegas under the Tix4Tonight marquee, offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand.  Newly launched Tix4Members.com offers closed groups discount tickets for nationwide events through a co-branded website with Costco.  The Company’s Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and Broadway shows worldwide.  Its client roster includes: the King Tutankhamun exhibits and The 101 Dalmatians Musical, which opens in October.  Tix Productions produces and promotes first-class live entertainment throughout the United States and Canada.   Its Magic Arts & Entertainment division produces The Magic of David Copperfield, Michael Flatley’s Lord of the Dance, The Christmas Music of Mannheim Steamroller, Rain - a Tribute to the Beatles and the highly anticipated production of The 101 Dalmatians Musical.  NewSpace Entertainment operates the Broadway subscription series in 10 US cities.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

CONTACT: ICR, Inc.
         John Mills
         Anne Rakunas
         (310) 954-1100